Consent of Independent Registered Public Accounting Firm

The Board of Directors
Unisys Corporation:


We consent to the use of our reports dated February 24, 2010, with respect to the consolidated balance sheets of Unisys Corporation as of December 31, 2009 and 2008, the related consolidated statements of income, stockholders' equity (deficit) and cash flows for the years then ended, the related financial statement schedule and the effectiveness of internal control over financial reporting as of December 31, 2009, which appear in the December 31, 2009 annual report on Form 10-K incorporated herein by reference.

We also consent to the use of our report dated June 28, 2010, with respect to the statements of net assets available for plan benefits of the Unisys Savings Plan as of December 31, 2009 and 2008, and related statements of changes in net assets available for plan benefits for the years then ended, and the related supplemental schedule H, Line 4i-schedule of assets (held at end of year) as of December 31, 2009 which appears in the December 31, 2009 annual report on Form 11-K of the Unisys Savings Plan, incorporated herein by reference.


/s/ KPMG LLP


Philadelphia, Pennsylvania
December 6, 2010